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                     June 3, 2021

       Josh Hirsberg
       Executive Vice President, Chief Financial Officer and Treasurer Boyd Gaming Corporation
       3883 Howard Hughes Parkway, Ninth Floor
       Las Vegas , NV 89169

                                                        Re: Boyd Gaming
Corporation
                                                            Form 10-K for the
year ended December 31, 2020
                                                            Filed March 1, 2021
                                                            File No. 001-12882

       Dear Mr. Hirsberg:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Tony McDuffie